SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Bell Sports Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                               [BELL SPORTS LOGO]

                                BELL SPORTS CORP.
                          15170 N. HAYDEN RD., SUITE 1
                            SCOTTSDALE, ARIZONA 85260
                                 (602) 951-0033

Dear Stockholder:

   You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Bell Sports Corp. to be held at 10:00 a.m. local time on Thursday, November 21, 1996, at the Marriott Mountain Shadows Resort, 5641 E. Lincoln Drive,
Scottsdale, Arizona 85253. Directions to the Marriott Mountain Shadows Resort are included at the back of the accompanying Proxy Statement.

   The matters to be considered at the meeting are described in the Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please mark, date and sign the enclosed proxy card and return it in the enclosed, business reply envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.

   We hope that you can attend the 1996 Annual Meeting.

                                        Sincerely,

                                        /s/ TERRY G. LEE

                                        TERRY G. LEE
                                        Chairman and
                                        Chief Executive Officer

October 10, 1996

                              BELL SPORTS CORP.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 21, 1996

TO OUR STOCKHOLDERS

   The Annual Meeting of Stockholders (the "Annual Meeting") of Bell Sports Corp., a Delaware corporation (the "Company"), will be held at 10:00 a.m. local time on Thursday, November 21, 1996, at the Marriott Mountain Shadows Resort, 5641 E. Lincoln Drive, Scottsdale, Arizona 85253 for the following purposes:

      1. To elect three (3) members of the Board of Directors of the Company to serve three years;

      2. To elect one (1) member of the Board of Directors of the Company to serve one year;

      3. To approve an amendment to the Restated and Amended Bell Sports Corp. 1993 Outside Directors Stock Option Plan providing for the payment of Board member retainer fees in stock options in lieu of cash and to increase the number of shares issuable thereunder;

      4. To ratify the appointment of Price Waterhouse LLP as independent public accountants for the Company for its fiscal year ending June 28, 1997; and

      5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   Only stockholders of record at the close of business on September 27, 1996 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Your attention is directed to the accompanying proxy card, Proxy Statement and 1996 Annual Report to Stockholders. Whether or not you plan to attend the Annual Meeting in person, you are urged to specify your voting preferences by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. If you wish to vote in accordance with the Directors' recommendations, all you need to do is date and sign the proxy card and return it in such envelope. If you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

   A complete list of the holders of record of the Company's Common Stock entitled to vote at the Annual Meeting will be open to examination during ordinary business hours at the Company's headquarters located at 15170 N. Hayden Rd., Suite 1, Scottsdale, Arizona 85260 for 10 days preceding the Annual Meeting, by any stockholder of the Company for any purpose germane to the Annual Meeting.



                                   By Order of the Board of Directors

                                   /s/ HOWARD A. KOSICK

                                   HOWARD A. KOSICK
                                   Executive  Vice President,
                                   Chief Financial Officer,
                                   Secretary and Treasurer

Scottsdale, Arizona
October 10, 1996

                              BELL SPORTS CORP.

                               PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 21, 1996

                             GENERAL INFORMATION

   This Proxy Statement (the "Proxy Statement") is being furnished to the holders of Common Stock, $.01 par value ("Common Stock"), of Bell Sports Corp., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of the Company for use at the 1996 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. local time on Thursday, November 21, 1996, at the Marriott Mountain Shadows Resort, 5641 E. Lincoln Drive, Scottsdale, Arizona 85253 and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Company's principal executive offices are located at 15170 N. Hayden Rd., Suite 1, Scottsdale, Arizona 85260.

   Each holder of Common Stock at the close of business on September 27, 1996 (the "Record Date") is entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 13,700,960 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

   If you are unable to attend the Annual Meeting, you may vote by proxy. The proxies will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxies to vote your shares in their discretion on any other matter presented at the Annual Meeting.

   You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy card or by attending and voting in person at the Annual Meeting.

   The Company will bear the cost of preparing, handling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material which may be furnished to holders of Common Stock, and the actual expense incurred by brokerage houses, fiduciaries and custodians in forwarding such materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain holders of Common Stock or their representatives by officers, directors or employees of the Company who will receive no additional compensation for such solicitation. This Proxy Statement was first sent or given to holders of Common Stock on or about October 10, 1996.

                              VOTING INFORMATION

   The holders of a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Annual Meeting in order for a quorum to be present.

   A holder of Common Stock may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the holder of Common Stock withholds authority to vote by so indicating in the appropriate space on the proxy card. A holder of Common Stock may, with respect to the proposal to amend the Bell Sports Corp. Restated and Amended 1993 Outside Directors Stock Option Plan (the "1993 Plan") and the proposal to ratify the appointment of Price Waterhouse LLP, vote "FOR" such proposal, (2) vote "AGAINST" such proposal or (3) "ABSTAIN" from voting on such proposal.

   Properly executed proxy cards that are received by the Company prior to the Annual Meeting and not revoked, will be voted as directed therein on all matters presented at the Annual Meeting. In the absence of specific direction from a holder of Common Stock, proxies will be voted for the election of all named director nominees, for approval of the proposed amendment to the 1993 Plan and for approval of the ratification of the appointment of Price Waterhouse LLP as the Company's independent public accountants. If a proxy card indicates that all or a portion of the shares of Common Stock represented by such proxy card are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares of Common Stock may be considered present and entitled to vote on other proposals, and will count for the purpose of determining the presence of a quorum at the Annual Meeting.

                  ELECTION OF DIRECTORS (PROPOSALS 1 AND 2)

   The Board of Directors currently consists of nine persons and is divided into three classes. The terms of the Class II Directors expire with the Annual Meeting. Each of the nominees for Class II Director, if elected, will serve three years until the 1999 Annual Meeting of Stockholders and until a successor has been elected and qualified. The nominee for Class III Director, if elected, will serve one year until the 1997 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class III and Class I Directors will continue in office until the 1997 and 1998 Annual Meetings, respectively.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the three Class II nominees of the Board of Directors named below and FOR the one Class III nominee of the Board of Directors named below. Holders of Common Stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the votes cast. Thus, assuming a quorum is present, with respect to Proposal 1, the three persons receiving the greatest number of votes will be elected to serve as members of Class II of the Board of Directors and, with respect to Proposal 2, the person receiving the greatest number of votes will be elected to serve as a member of Class III of the Board of Directors. Accordingly, non-votes with respect to the election of directors will not affect the outcome of the election of directors. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them FOR the nominees recommended by the Board of Directors.

   CB Capital Investors, Inc., a Delaware corporation ("CBCI"), Harry H. Manko, Stephen A. Silverstein and the Company are parties to a Post-Merger Stockholders Agreement (the "Post-Merger Stockholders Agreement") pursuant to which CBCI and Messrs. Manko and Silverstein have agreed, among other things, to vote their shares of Common Stock in favor of the election of each of the nominees proposed, recommended or otherwise supported by the Board of Directors, subject to such stockholders' right to withhold such vote with respect to not more than one such nominee, in the aggregate, in their sole discretion. The Post-Merger Stockholders Agreement also contains certain limitations on the acquisition and disposition of shares of Common Stock by CBCI and Messrs. Manko and Silverstein. The Post- Merger Stockholders Agreement was entered into in connection with the merger (the "AMRE Merger") of a subsidiary of the Company and American
Recreation Company Holdings, Inc. ("AMRE"), pursuant to which AMRE became a wholly-owned subsidiary of the Company. The AMRE Merger was completed on July 3, 1995. Mr. Manko is a Director and Vice Chairman of the Company. Arnold L. Chavkin, a Director of the Company, is a General Partner of Chase Capital
Partners ("CCP"), an affiliate of CBCI. Michael R. Hannon, a Director of the Company, is a Principal of CCP. As of September 27, 1996, CBCI owned 2,283,414 shares of Common Stock, representing 16.7% of the shares of Common Stock then outstanding. As of that same date, Mr. Manko and Mr. Silverstein owned beneficially 360,306 and 150,000 shares of Common Stock, respectively, representing 2.6% and 1.1%, respectively, of the shares of Common Stock then outstanding. It is expected that all shares of Common Stock owned by CBCI and Messrs. Manko and Silverstein will be voted FOR the election of the nominees of the Board of Directors named below. The obligation of CBCI and Messrs. Manko and Silverstein under the Post-Merger Stockholders Agreement to vote their shares as described above applies with respect to each election of directors of the Company conducted prior to January 3, 1998.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF THE COMPANY (PROPOSALS 1 AND 2).

NOMINEES FOR DIRECTORS

  CLASS II -- NOMINEES TO SERVE THREE YEARS:

   Frederick W. Winter, Director, age 51. Mr. Winter has been a Director of the Company since October 1991. Mr. Winter has been the Dean of the School of Management at the State University of New York at Buffalo since May 1994. He previously was the Head of the Department of Business Administration at the University of Illinois from 1986 to 1993. Mr. Winter is also a Director of Alkon Corporation and Rand Capital Corp.

   Kenneth K. Harkness, Director, age 62. Mr. Harkness has been a Director of the Company since February 1992. Mr. Harkness is part owner and Chief Executive Officer of Ceratech Holdings (a giftware holding company). From February 1996 to July 1996, Mr. Harkness was an independent management consultant. From December 1994 until January 1996, he was President of Cirgon Technologies. Mr. Harkness was the Chief Executive Officer of Ramco Industries, Inc. from December 1993 until August 1994, an independent management consultant during 1993, and the Chief Executive Officer and a Director of Guidance Technologies, Inc. from 1989 through 1992.

   Harry H. Manko, Director and Vice Chairman, age 69. Mr. Manko has been a Director of the Company and the Vice Chairman of the Company since July 1995. Mr. Manko headed AMRE and its predecessors for 41 years. Mr. Manko became Chairman of the Board and a Director of AMRE in April 1993. From 1984 to 1993, Mr. Manko was President and Chief Executive Officer of American Recreation Group, L.P. ("ARG"), a predecessor of AMRE. Mr. Manko currently serves as the President and Treasurer of the Bicycle Wholesale Distributor Association. He formerly served as the President of the Bicycle Institute of America.

  Class III -- Nominee to Serve One Year

   Arnold L. Chavkin, Director, age 45. Mr. Chavkin has been a Director of the Company since July 1995. Mr. Chavkin served as a Director of AMRE since April 1993. Mr. Chavkin is a General Partner of CCP and the President of Chemical Investments, Inc. ("CII"), an affiliate of CCP. Mr. Chavkin has been a General Partner of CCP since January 1992 and has served as the President of CII since March 1991. CII is an affiliate of The Chase Manhattan Corporation. Mr. Chavkin is also a Director of Reading & Bates Corporation, American Radio Systems, Inc., Wireless One, Inc. and Forcenergy Gas Exploration, Inc. Prior to joining CII, Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  Class III -- Serving  Until 1997 Annual Meeting:

   Phillip D. Matthews, Director, age 58. Mr. Matthews has been a Director of the Company since November 1989. Mr. Matthews is a business consultant to the Company and other companies and is Chairman of the Executive Committee of the Board of Wolverine World Wide, Inc. (a footwear manufacturer and retailer) and Chairman of the Reliable Company (a laundry equipment service provider). Mr. Matthews is also a Director of H.F. Ahmanson & Company and several privately-held companies.

   Christopher Wright, Director, age 39. Mr. Wright has been a Director of the Company since November 1989. Mr. Wright is an Executive Director of Klienwort Benson Limited., an English merchant bank with which he has been employed since 1978 and an Executive Vice President of Dresdner Kleinwort Benson North America. He is General Manager of Kleinwort Benson (USA) Inc., the investment advisor to The KB Mezzanine Fund, L.P., which is a stockholder of the Company. Mr. Wright is also a Director of Roper Industries, Inc. (a fluid handling and controls company).

  Class I -- Serving Until 1998 Annual Meeting:

   Terry G. Lee, Director, Chairman and Chief Executive Officer, age 47. Mr. Lee also served as President of the Company until the completion of the AMRE Merger. He joined Bell Helmets, Inc. (a predecessor of the Company) as President and Chief Operating Officer and a Director in 1984, and became Chief Executive Officer in 1986. He was also a stockholder of and consultant to Echelon Sports

Corporation (a predecessor of the Company) prior to its acquisition by the Company in 1989. Mr. Lee became Chief Executive Officer, President and Chairman of the Company in November 1989.

   W. Leo Kiely III, Director, age 49. Mr. Kiely has been a Director of the Company since January 1995. Mr. Kiely has been the President and Chief Operating Officer of Coors Brewing Company since March 1993. From 1982 until he joined Coors, Mr. Kiely oversaw various operations at Frito-Lay Inc., a subsidiary of PepsiCo, Inc. Mr. Kiely serves on the Wharton Marketing Advisory Board and the Wharton Graduate Executive Board.

   Michael R. Hannon, Director, age 36. Mr. Hannon has been a Director of the Company since July 1995. Mr. Hannon served as a Director of AMRE since April 1993 and has been a Principal of CVP, an affiliate of CBCI, since January 1992. From January 1988 to January 1992, Mr. Hannon was an officer of CBC Capital Partners, Inc., an affiliate of CCP. CCP and CBC Capital Partners, Inc. are affiliates of The Chase Manhattan Corporation. Mr. Hannon is also a director of several privately-held companies.

DIRECTORS MEETINGS AND COMMITTEES

   The Board of Directors held 5 meetings during the Company's fiscal year ended June 29, 1996 ("Fiscal 1996"), including 4 regular meetings and 1 special meeting. No Director attended fewer than 75% of the meetings of the Board or committees thereof on which he served except for Mr. Chavkin.

   The Board of Directors has an Audit Committee comprised of Messrs. Winter, Wright and Hannon. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants and recommends the appointment of independent public accountants to the Board of Directors. See "Ratification of Appointment of Independent Public Accountants". The Audit Committee met 2 times during Fiscal 1996.

   The Board of Directors has a Compensation Committee comprised of Messrs. Matthews, Chavkin, Harkness, and Kiely. The Compensation Committee approves all executive compensation other than certain matters relating to stock options. The Compensation Committee met six times during Fiscal 1996.

   The Board of Directors has a Management Stock Incentive Committee comprised of Messrs. Matthews, Chavkin, Kiely and Harkness. The Management Stock Incentive Committee has responsibility for granting stock options to eligible members of management under, and otherwise administers, the Company's Restated and Amended 1991 Management Stock Incentive Plan (the "1991 Plan"), its Restated and Amended 1992 Management Stock Incentive Plan (the "1992 Plan"), and its 1996 Stock Option Plan (the "1996 Plan"). The Management Stock Incentive Committee met five times during Fiscal 1996.

   The Board of Directors has an Outside Directors Stock Option Committee with Mr. Lee as its sole member. The Outside Directors Stock Option Committee administers the 1993 Plan. If the proposal to amend the 1993 Plan presented herein is approved, the 1993 Plan will be administered by the Board of Directors instead of the Outside Directors Stock Option Committee. Recipients of stock options under the 1993 Plan and the timing and terms of all grants made thereunder are determined in the manner set forth in the 1993 Plan and not in the discretion of the administrators of the 1993 Plan. See "Approval of Amendment to the 1993 Outside Directors Stock Option Plan."

   The Board has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors. The names of potential nominees for the Company's Board should be directed to the Company's Secretary, Howard A. Kosick, at Bell Sports Corp., 15170 N. Hayden Rd., Suite 1, Scottsdale, Arizona 85260.

   Members of the Board of Directors who are employees or consultants to the Company did not receive compensation for services on the Board or any committees thereof during Fiscal 1996. Other non-employee directors received a quarterly retainer of $1,500 plus $1,000 for each Board meeting they attended. In Fiscal 1996, Mr Matthews received aggregate compensation of $60,000 for consulting services provided to the Company.

   If the proposal to amend the 1993 Plan presented herein is approved, the quarterly retainer fee will no longer be paid in cash and each non-employee director (including any who serve as consultants to the Company) will receive annually in lieu thereof an immediately exercisable option to purchase Common

Stock granted under the 1993 Plan, with an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date of grant. The number of shares of Common Stock subject to each such option will be determined by dividing $10,000 by 50% of the fair market value of a share of Common Stock on the date of grant. For purposes of the 1993 Plan, the fair market value of a share of Common Stock on a given day is deemed to be the average of the high and low sales prices of a share of Common Stock as reported by The Nasdaq Stock Market for that day. See "Approval of Amendment to the 1993 Outside Directors Stock Option Plan." The $1,000 meeting fee will continue to be paid in cash, regardless of whether the proposed 1993 Plan amendment is approved by stockholders. All directors are reimbursed for expenses incurred in connection with their services as directors of the Company.

   In addition, pursuant to the terms of the 1993 Plan previously approved by stockholders, and without regard to whether the proposed 1993 Plan amendment is approved by stockholders, each non-employee director of the Company (including any who serve as consultants to the Company) receives an option to purchase 2,000 shares of Common Stock on the date of each annual meeting of stockholders, assuming the continued service of such person as a non-employee director immediately following such meeting. Any person commencing service as a non-employee director will also receive, upon commencement of such service, an option to purchase 5,000 shares of Common Stock. Each stock option granted pursuant to the terms of the 1993 Plan described in this paragraph has (or will have) an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant, becomes (or will become) exercisable incrementally in equal amounts on the first three anniversaries of its date of grant, and in the event of (i) the dissolution or liquidation of the Company or
(ii) under certain circumstances, the reorganization, merger or consolidation of the Company, will become exercisable in full.

                         EXECUTIVE OFFICER COMPENSATION
GENERAL

   This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer of the Company and the five other most highly compensated executive officers of the Company during Fiscal 1996 (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

   The table below summarizes the annual and long-term compensation paid to each of the Named Executive Officers for all services rendered to the Company during the last three fiscal years, in accordance with Securities and Exchange Commission ("SEC") rules relating to disclosure of executive compensation.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                              ANNUAL COMPENSATION                AWARDS
                                        ------------------------------------ --------------
                                                                               SECURITIES
         NAME AND            FISCAL                            OTHER ANNUAL    UNDERLYING      ALL OTHER
    PRINCIPAL POSITION        YEAR      SALARY       BONUS   COMPENSATION(1) OPTIONS (#)(2) COMPENSATION(3)
    ------------------        ----      ------       -----   --------------- -------------- ---------------
Terry G. Lee ................ 1996     $ 375,027        --          --          100,000        $  2,124
  Chairman and Chief          1995       365,385        --    $   46,669        248,938           4,030
  Executive Officer           1994       324,257    $193,000     104,134         21,000           4,287

Harry H. Manko .............. 1996     $ 352,296        --    $  684,200(4)      35,000        $  3,644
  Vice Chairman

Mary J. George .............. 1996     $ 207,069        --    $  167,726        125,000        $  1,626
  President -- North America. 1995       101,269        --         1,000         25,000           1,200

Robert Alan McCaughen........ 1996     $ 260,524(5)                 --           10,000            --
  President -- Canada

Howard A. Kosick ............ 1996     $ 165,016        --          --           50,000        $  4,181
  Executive Vice-President,   1995       170,959    $ 50,000  $   49,813        136,425           4,243
  Chief Financial Officer,    1994       140,962      73,125        --           20,000           3,648
  Secretary and Treasurer

Stephen A. Silverstein....... 1996     $ 337,541        --    $1,101,864(4)      45,000        $866,626
  President and Chief
  Operating Officer(6)

------------------
(1) The Fiscal 1996 amounts include, in part, relocation reimbursements paid by the Company to Ms. George of $163,326, which includes a non-taxable amount of $5,846. Mr. Lee's Fiscal 1995 amount includes, in part, payment of auto expenses totaling $26,776 and club dues of $18,392. The Fiscal 1995 amount includes relocation reimbursements paid by the Company to Mr. Kosick of $49,813. The Fiscal 1994 amounts includes relocation reimbursements paid by the Company to Mr. Lee of $82,798.
(2) Certain Fiscal 1996 and Fiscal 1995 amounts include the grant of replacement stock options. See "Ten-Year Option Repricing."
(3) The Fiscal 1996 amounts include the following annual Company contributions to the Bell Sports Corp. Employees' Retirement and 401(k) Plan: Mr. Lee $1,803, Mr. Manko $3,644, Ms. George $1,298, Mr. Kosick $3,993, and Mr.
    Silverstein $3,626. The Fiscal 1996 amounts also include the following life insurance premiums paid by the Company: Mr. Lee $321, Ms. George $328, and Mr. Kosick $188. The Fiscal 1996 amount for Mr. Silverstein also includes $863,000 paid by the Company under a severance agreement. See "Certain Relationships and Related Transactions".
(4) Pursuant to prior employment agreement with AMRE, the Company paid Mr. Manko $684,200 and Mr. Silverstein $1,019,800 in lieu of annual bonuses through June 30, 1996 and all future installments of the signing bonus. In addition, Mr. Silverstein's amount includes $53,190 of relocation reimbursements and $29,338 of additional medical payments.
(5) Mr. McCaughen's Fiscal 1996 salary includes $90,585 of sales commissions relating to a pre-existing agreement in connection with the acquisition of Denrich Sporting Goods by AMRE in 1991.
(6) Effective  June 15,  1996,  Mr.  Silverstein  ceased to be  employed  by the
    Company.

OPTION GRANTS IN LAST FISCAL YEAR

   The table below provides information relating to grants of stock options by the Company during Fiscal 1996 to each of the Named Executive Officers. The Company has never granted any stock appreciation rights.

                                                                                POTENTIAL REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                           SECURITIES  STOCK OPTIONS                           STOCK PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO                               TEN-YEAR OPTION TERM(2)
                            OPTIONS      EMPLOYEES      EXERCISE    EXPIRATION ----------------------------
NAME                     GRANTED(#)(1) IN FISCAL YEAR    PRICE         DATE          5%            10%
----                     ------------- --------------    -----         ----          --            ---
Terry G. Lee ............  100,000            11%        $ 12.94      07/3/05    $   813,790   $  2,062,303
Harry Manko .............   35,000             4%        $ 12.94      07/3/05        284,826        721,806
Mary George .............   50,000             6%        $ 12.94(3)   07/3/05        406,895      1,031,151
Mary George .............   75,000             8%        $  8.69(4)  01/15/06        409,882      1,038,722
Robert Alan McCaughen....   10,000             1%        $  9.13     11/15/05         57,418        145,509
Howard A. Kosick ........   50,000             6%        $ 12.94      07/3/05        406,895      1,031,151
Stephen A. Silverstein...   45,000             5%        $ 12.94      07/3/05        366,205        928,036

Increase in market value of Common Stock for all stockholders at assumed annual
rates of stock price appreciation over 10-year period above.(5)                  $62,500,000   $158,300,000

-----------------
(1) These awards were made pursuant to the 1991 Plan and 1992 Plan. Under these plans, the exercise price per share must not be less than 100% of the fair market value of one share of Common Stock on the date of grant of the option. The options vest ratably over a three-year period and may not be exercised ten years after the date of grant. In the event of a change in control, the Board of Directors may accelerate the vesting of these options.
(2) The gains shown in these columns result from calculations assuming, pursuant to SEC rules, 5% and 10% growth rates and are not intended to forecast future stock price performance.
(3) This stock option was replaced.  See "Ten-Year  Option  Repricing."
(4) This award was granted in exchange for previously granted stock options. See "Ten-Year Option Repricing".
(5) These amounts represent the increase in the market value of outstanding shares of Common Stock (approximately 13.7 million) as of June 29, 1996 that would result from the same stock price assumptions used to show the Potential Realizable Values for the Named Executive Officers.

AGGREGATED  OPTION  EXERCISES  IN LAST  FISCAL  YEAR AND FISCAL  YEAR END OPTION
VALUES

   The table below provides certain information relating to the exercise of stock options during Fiscal 1996 by each of the Named Executive Officers and the stock options held by each of the Named Executive Officers at the end of Fiscal 1996.

                             SHARES                NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-THE-
                            ACQUIRED              UNDERLYING UNEXERCISED     MONEY OPTIONS AT FY-END
                               ON       VALUE        OPTIONS AT FY-END      EXERCISABLE/UNEXERCISABLE
NAME                        EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE (BASED UPON $7.25 PER SHARE)
----                        --------   --------  ------------------------- ----------------------------
Terry G. Lee ...............   --         --           98,598/265,960                     0/0
Harry Manko ................   --         --            40,410/35,000              $223,766/0
Mary George ................   --         --                 0/75,000                     0/0
Robert Alan McCaughen.......  8,200    $ 70,094              0/10,000                     0/0
Howard A. Kosick............   --         --           57,195/140,950                     0/0
Stephen A. Silverstein...... 40,410    $233,869              0/45,000                     0/0

TEN-YEAR OPTION REPRICING

   The table below provides certain information relating to certain grants of stock options made by the Company in exchange for previously granted options. No such replacement grants were made by the Company before March 31, 1995.

                                                                                           LENGTH OF
                                          NUMBER OF    MARKET                           ORIGINAL OPTION
                                          SECURITIES  PRICE OF    EXERCISE                   TERM
                                          UNDERLYING  STOCK AT    PRICE AT      NEW       REMAINING AT
                                           OPTIONS     TIME OF     TIME OF    EXERCISE      DATE OF
NAME                             DATE      REPRICED   REPRICING   REPRICING    PRICE       REPRICING
----                             ----      --------   ---------   ---------    -----       ---------
1996:
Mary J. George ..............  01/15/96    25,000      $ 8.69       15.12      $ 8.69     8 years
  President, North America     01/15/96    50,000      $ 8.69       12.94      $ 8.69     9 years

1995:
Terry G. Lee ................  03/31/95   200,000      $13.87      $24.87      $13.87     6 years
  Chairman and Chief           03/31/95    21,000      $13.87      $35.50      $13.87     7 years
  Executive Officer

Howard A. Kosick ............  03/31/95   100,000      $13.87      $24.87      $13.87     6 years
  Executive Vice President,    03/31/95    20,000      $13.87      $35.50      $13.87     7 years
  Chief Financial Officer,
  Secretary and Treasurer

REPORT  OF  MANAGEMENT  STOCK  INCENTIVE   COMMITTEE   REGARDING  THE  GRANT  OF
REPLACEMENT OPTIONS DURING FISCAL 1996

   In July 1995, after the Company completed the merger of a subsidiary of the Company with American Recreation Company Holdings, Inc. ("AMRE"), pursuant to which AMRE became a wholly-owned subsidiary of the Company, it became apparent to the Management Stock Incentive Committee that the Company's existing stock option program was in need of certain restructuring. There were few stock options remaining available to grant, yet many new executives in either new or broader positions that might effectively be motivated by stock incentives. In addition, the Management Stock Incentive Committee wanted to broaden the overall participation in the stock option program. Rather than merely expand the number of options available for grant and increase the grants to employees, the Management Stock Incentive Committee determined to focus on the stock option program and the Company's bonus program as a part of an integrated incentive program. As a result of this focus, on August 27, 1996, the Management Stock Incentive Committee adopted a program permitting employees eligible to participate in the Company's bonus program to elect to forego their Fiscal 1997 operating bonus and return all outstanding stock options granted after April 1992 in exchange for replacement stock options. In general, employees eligible to participate in the Company's bonus program were eligible for bonuses between 10%-to-75% of their annual base salary if the Company met or exceeded certain Board approved net operating income goals.

   Senior management with long tenure, including Messrs. Lee and Kosick, were asked to cancel 40% of their existing stock options, excluding stock options granted prior to April 1992, to increase the number of stock options available for grant, thereby facilitating the broadening of participation in the stock option program and enabling the Company to create a voluntary program by which other employees participating in the Company's bonus program would be able to replace existing stock options in exchange for foregoing their Fiscal 1997 operating bonus.

   Under the replacement program, the number of shares of Common Stock subject to a replacement option to be granted to an eligible employee will be determined by dividing 80% of such employee's estimated Fiscal 1997 bonus by the fair market value of a share of Common Stock on the date of grant of such option. Each replacement option will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant of such option and will become exercisable incrementally in equal amounts on the first three anniversaries of such date. For these purposes, the fair market value of a share of Common Stock on a date is deemed to be the average of the high and low transaction prices of a share of Common Stock as reported by The Nasdaq Stock Market on such date.

   The Management Stock Incentive Committee believes the replacement program is in the best interests of the Company because it requires employees to invest in the Company by trading their potential cash bonus and any outstanding stock options granted after April 1992 for replacement options and significantly broadens employee participation in the Company's stock option program from 72 participants to 217 participants.

   On January 15, 1996, for incentive purposes and in recognition of Ms. George's promotion to President -- North America and the higher level of management responsibility associated with such position, the Management Stock Incentive Committee concluded that it was appropriate to exchange options to purchase 75,000 shares of Common Stock held by Ms. George, with exercise prices ranging from $12.94 to $15.12, for options to purchase 75,000 shares of Common Stock with an exercise price equal to the fair market value of a share of Common Stock on January 15, 1996, which was $8.69.

                                   THE  MANAGEMENT  STOCK  INCENTIVE
                                   COMMITTEE OF THE BOARD OF DIRECTORS

                                   Phillip D.  Matthews  (Chairman)
                                   Arnold L. Chavkin
                                   Kenneth K. Harkness W.
                                   Leo Kiely III


EMPLOYMENT AGREEMENTS

   The Company has an employment agreement with Mr. Lee which provides that he will serve as Chairman of the Board and Chief Executive Officer of the Company and an employment agreement with Mr. Kosick which provides that he will serve as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. The employment agreements with Messrs. Lee and Kosick are each for a term expiring on June 30, 1999 unless terminated earlier in the event of the employee's death, disability, termination by the Company with or without cause (as defined in the agreement) or termination by the employee with or without good reason (as defined in the agreement), with automatic renewals for successive one-year periods after the initial term thereof unless either the Company or the employee terminates such renewal provision at least one year prior to any such renewal. Each agreement provides for an initial annual base salary, which in the case of Mr. Lee is $375,000 and in the case of Mr. Kosick is $165,000 annual salary increases and annual cash bonuses based on actual operating income as compared to projected operating income targets approved by the Board of Directors, up to a maximum annual bonus of 125% of the then existing base salary for each of Mr. Lee and Mr. Kosick. The current base salary for Mr. Lee remains unchanged at $375,000 and Mr. Kosick's current base salary is $200,000. Under the employment agreements, Messrs. Lee and Kosick are entitled to participate in the Company's benefit plans and programs, and Mr. Lee also is entitled to reimbursement for any deductibles and co-payments related to medical expenses. In the event of change in control of the Company during the two year period ending June 30, 1999, the terms of each employment agreement will automatically be extended for a two-year period following such change in control. Under each employment agreement, in the event of early termination of employment by the Company without cause or by the employee for good reason, the Company will continue to pay the employee his base salary, bonus and all other benefits payable for two years or until the end of the term of the employment agreement, whichever is longer. In the event of early termination of employment due to the disability of the employee, the Company will continue to pay the employee his base salary until the end of the term of the agreement, less all payments under any disability plan covering the employee. In the event of early termination of employment due to the death of the employee, the Company will pay the employee's executor or administrator four months of base salary and bonus. In the event that the Company terminates the automatic renewal provision, the Company will continue to pay the employee his base salary, bonus and all other benefits otherwise payable for six months following the expiration of the term of the employment agreement. Each agreement provides for an employee noncompetition period following termination of employment prior to a change in control of the Company which will extend for two years or the period of salary continuation payments, whichever is longer.

   The Company has an employment agreement with Mr. Manko, which provides that Mr. Manko will serve as Vice Chairman of the Board of Directors of the Company and as Chairman of AMRE and of the specialty retail division of the Company. The employment agreement is for a term ending on December 31, 1998, unless terminated earlier for any reason which is the same as those provided in the employment agreements with Messrs. Lee and Kosick. The employment agreement provides for an annual base salary of $352,296 through June 30, 1996 and $250,000 thereafter. Under the employment agreement, Mr. Manko is entitled to participate in the Company's benefit plans and programs. The employment agreement provides that in the event of early termination of employment by the Company without cause (as defined in the agreement) or by Mr. Manko for good reason (as defined in the agreement), the Company will continue to pay Mr. Manko his base salary and all other benefits otherwise payable until the end of the term of the employment agreement, and if such termination occurs following a change in control of the Company, Mr. Manko will be entitled to receive a lump sum amount equal to the present value of such payments. In the event of early termination of employment due to the disability or death of Mr. Manko, the Company will continue to pay Mr. Manko, or his executor or administrator in the event of his death, his base salary, bonus and all other benefits otherwise payable for a period of four months following such termination of employment. Mr. Manko's employment agreement also provides for a noncompetition period following termination of employment which would extend for two years or the period of salary continuation payments, whichever is longer.

   The Company has an employment agreement with Ms. George, which expires on June 30, 1998, unless terminated earlier in the event of her death, incapacity or termination for cause. The agreement provides for an initial base salary of $175,000 and annual cash bonuses pursuant to the Company's cash bonus plan for salaried employees, if certain Board approved objective operating income targets are met. Ms. George's current base salary is $225,000. Annual salary increases are at the sole discretion of the Company. Under the employment agreement, in the event of early termination of employment by the Company without cause or by the employee for good reason, the Company will continue to pay Ms. George her base salary, bonus and all other benefits payable for 18 months, or until the end of the term of employment agreement, whichever is longer.

   The Company has entered into a severance agreement with Mr. Lee which provides that if Mr. Lee's employment with the Company is terminated upon certain circumstances (a "Qualifying Termination") during the two-year period after a change in control (as defined in the agreement), Mr. Lee will receive a severance payment and certain insurance benefits. A Qualifying Termination includes a termination of employment with the Company, except for cause, death or disability, or by Mr. Lee during such two-year period for good reason (as defined in the agreement) or for any reason during the 30-day period commencing six months after the change in control. The severance payments and other benefits to be provided to Mr. Lee upon a Qualifying Termination would be determined in accordance with his severance agreement and not his employment agreement.

   Upon a Qualifying Termination, in addition to the payment of any earned unpaid base salary, deferred compensation and accrued vacation pay, Mr. Lee will be entitled to receive a pro-rated bonus plus an amount equal to three times his annual base salary (at the highest rate paid to him during the prior twelve months) plus three times the average bonus paid to him over the prior five fiscal years. Mr. Lee will also be entitled to receive the value of any unvested employer contributions for his benefit under the Company's 401(k) Plan. For the one-year period commencing with the Qualifying Termination, Mr. Lee will be entitled to cause the Company to repurchase certain shares of Common Stock owned by him in the same manner as provided in his employment agreement. Mr. Lee will also be entitled to receive certain insurance benefits for the three-year period commencing with the date of the termination.

   If it is determined that payments made to Mr. Lee under his severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and it is determined that the payments made to Mr. Lee after imposition of such excise tax would be less than the amount he would receive if he received the maximum amount that could be paid to him without the imposition of such excise tax, then the amount paid under his severance agreement will be reduced so that the payments made to him will be one dollar less than the amount that would require payment of such excise tax.

   The Company has also entered into a severance agreement with Mr. Kosick, the terms of which, including the amounts to be paid thereunder, are the same as Mr. Lee's, except that (i) upon a Qualifying Termination, Mr. Kosick's severance payment would include an amount equal to two times his annual base salary plus two times the average bonus paid to him over the prior five fiscal years, (ii) Mr. Kosick would be entitled to receive insurance benefits for two years commencing with the date of termination and (iii) Mr. Kosick would be entitled to receive reimbursement for certain outplacement expenses.

   In the case of a merger, consolidation, dissolution or liquidation of the Company, or in any other case in which the Management Stock Incentive Committee determines that it is in the Company's best interest, the Management Stock Incentive Committee may accelerate the exercisability of any outstanding stock options issued under the 1991 Plan or the 1992 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Lee and Mr. Matthews are the general partners of Hayden Leasing ("Hayden Leasing"). The Company leases automobiles for three of its employees from Hayden Leasing. On November 1, 1995, the Company entered into a lease agreement with Hayden Leasing pursuant to which the Company leased an airplane for a monthly fee of $3,000 during Fiscal 1996. This lease agreement terminates on June 30, 1999. Payments under such automobile and airplane leases and certain related expenses approximated $73,500 during Fiscal 1996.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

   The Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Compensation Committee approves all executive employment contracts, salary increases and other changes affecting executive compensation. It also approves performance targets for incentive awards and actual cash payments under incentive programs.

   The Company's compensation policies are designed to link executive officer compensation to the performance of the Company and to provide industry-competitive compensation for such officers. The compensation mix reflects a balance of annual base salary payments, annual incentive bonus payments, long-term stock based incentives in the form of stock options and other competitive executive benefits. Significant emphasis is placed on long-term stock based plans, which more closely align the interests of the executive officers with those of the stockholders of the Company. These stock based plans also provide incentives to motivate and retain talented executive officers over the long term.

   Base  Salary.  Executive  base  salaries  are  determined  by  maintaining  a competitive position with similar size growth companies. An individual executive's responsibilities, time in the job and other factors are also evaluated in setting base salaries. In the case of Mr. Lee, his employment contract also provides for an annual base salary increase at least equal to the annual increase in the Consumer Price Index as published by the Bureau of Labor. Mr. Lee's base salary was $375,000 per year at the end of Fiscal 1996.

   Annual Incentive Bonus. Annual incentive bonuses are primarily based upon the achievement of measurable net operating income performance goals established at the beginning of the fiscal year. For Mr. Lee and other executives, 100% of the bonus opportunity is based on the Board approved net operating income goal.

   In addition to the executive officers, some level of annual incentive bonus may currently be earned by about 126 salaried employees.

   Long-Term Stock Option Incentives. Stock options provide executives with the opportunity to buy an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. Stock options are granted at the fair market value price of the Common Stock on the date of grant, and are subject to vesting over time and only have future value for the executives if the stock price appreciates from the date of grant. Factors influencing stock option grants to executive officers include performance of the Company, relative levels of responsibility, contributions to the business of the Company and competitiveness with other growth oriented companies. Stock options granted to executive officers and other management employees are approved by the Company's Management Stock Incentive Committee.

   As of September 27, 1996, approximately 95 management employees have been granted stock options.

   In Fiscal 1996, Mr. Lee was granted options to buy 100,000 shares of Common Stock at an exercise price of $12.94 per share.

   Benefits. Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Bell Sports Corp. Employees' Retirement and 401(k) Plan. In addition, certain executives are provided a Company automobile, use of a club membership or reimbursement of any deductibles and co-payments related to health expenses. Benefits are not tied directly to corporate performance.

   The Compensation Committee believes that the Company's executive compensation policies and programs serve the interests of the Company and its stockholders. Total compensation to the executives is linked to Company performance. The Compensation Committee believes the performance of the Company in recent years validates this compensation philosophy.

                                   THE COMPENSATION COMMITTEE OF
                                   THE BOARD OF DIRECTORS

                                   Phillip D. Matthews (Chairman)
                                   Arnold L. Chavkin
                                   Kenneth K. Harkness
                                   W. Leo Kiely III

                              PERFORMANCE GRAPH

   The following performance graph compares the cumulative return on the Common Stock since the initial public offering of the Common Stock on April 9, 1992 with The Nasdaq Market Index and the Media General Financial Services Sporting Goods Index (which includes the Company).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

--------------------------------FISCAL YEAR ENDING------------------------------
COMPANY                1992        1992      1993      1994      1995      1996

BELL SPORTS CORP        100       115.49    159.15    130.28     64.79     40.85
INDUSTRY INDEX          100        92.01    107.73    154.78    136.65    166.88
BROAD MARKET            100        97.00    119.07    130.57    153.13    192.76

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Effective June 15, 1996, the Company entered into a severance agreement with Mr. Silverstein, pursuant to which Mr. Silverstein received a lump sum cash amount of $863,000 which represents the negotiated amount relating to salary, bonuses, long-term incentive awards, severance payments and other benefits due Mr. Silverstein under an Employment Agreement dated July 3, 1995.

             SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                          AND PRINCIPAL STOCKHOLDERS

   The following table sets forth information as of September 27, 1996 concerning beneficial ownership of Common Stock by each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, each director, each director nominee, each Named Executive Officer and all directors and executive officers of the Company as a group. Unless otherwise noted, the listed persons have sole voting and dispositive power with respect to the shares of Common Stock held in their names, subject to community property laws if applicable.

                                                   NUMBER OF
                                                   SHARES OF    PERCENT OF TOTAL
                                                  COMMON STOCK     OUTSTANDING
            NAME OF BENEFICIAL HOLDER          BENEFICIALLY OWNED     SHARES
            -------------------------          ------------------     ------

Mary J. George ................................        --               *
Robert Alan McCaughen(1) ......................      17,975             *
Howard A. Kosick(2) ...........................      82,267             *
Stephen A. Silverstein(3) .....................     196,000             1.4%
Terry G. Lee(4) ...............................     297,766             2.2%
Harry H. Manko(5) .............................     412,383             3.0%
W. Leo Kiely III(6) ...........................       3,134             *
Frederick D. Winter(7) ........................       9,500             *
Kenneth K. Harkness(7) ........................       9,500             *
Phillip D. Matthews(8) ........................      21,314             *
Christopher Wright(9) .........................     248,936             1.8%
Arnold L. Chavkin(10) .........................   2,283,414            16.7%
Michael R. Hannon(10) .........................   2,283,414            16.7%
CB Capital Investors, Inc.(11) ................   2,281,080            16.6%
CG Acquisition Group(12) ......................     772,500             5.6%
All directors and executive officers as a group   3,619,292            26.4%
 (17 persons)(13) .............................
------------------
 *  Less than one percent.

(1) The shares of Common Stock beneficially owned by Mr. McCaughen include 3,334 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.
(2) The shares of Common Stock beneficially owned by Mr. Kosick include 73,862 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.
(3) The shares of Common Stock beneficially owned by Mr. Silverstein include 145,000 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement. Such options will terminate on October 15, 1996. Shares of Common Stock beneficially owned by Mr. Silverstein are subject to the Post-Merger Stockholders Agreement. See "Election of Directors".
(4) The shares of Common Stock beneficially owned by Mr. Lee include 131,931 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.

(5) The shares of Common Stock beneficially owned by Mr. Manko include 52,077 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement. Shares of Common Stock beneficially owned by Mr. Manko are subject to the Post- Merger Stockholders Agreement. See "Election of Directors".
(6) The shares of Common Stock beneficially owned by Mr. Kiely include 2,334 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.
(7) The shares of Common Stock beneficially owned are shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.
(8) The shares of Common Stock beneficially owned by Mr. Matthews include 7,000 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement.
(9) Christopher Wright is the general manager of the investment advisor to The KB Mezzanine Fund, L.P. Mr. Wright beneficially owns 7,000 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement. The remaining 241,936 shares of Common Stock shown above are owned by the KB Mezzanine Fund, L.P.; however, by reason of his position with respect to the investment advisor to The KB Mezzanine Fund, L.P., he may be deemed to beneficially own all of the shares owned by The KB Mezzanine Fund, L.P., with shared voting and investment power over the shares. Mr. Wright disclaims beneficial ownership of shares owned by The KB Mezzanine Fund L.P.
(10)The shares of Common Stock beneficially owned by Messrs. Chavkin and Hannon include 2,334 shares issuable upon the exercise of options which will be exercisable within 60 days following the date of this Proxy Statement. Mr. Chavkin is a General Partner of, and Mr. Hannon is a Principal of, CCP, an affiliate of CBCI. Accordingly, Messrs. Chavkin and Hannon may be deemed to be the beneficial owners of the 2,283,414 shares of Common Stock held by CBCI. Each of Messrs. Chavkin and Hannon disclaims beneficial ownership of shares owned by CBCI.
(11)Shares of Common Stock beneficially owned by CBCI are subject to the Post-Merger Stockholders Agreement. See "Election of Directors". CBCI's address is 380 Madison Avenue, 12th Floor, New York, New York 10017. CBCI is a wholly-owned subsidiary of The Chase Manhattan Corporation.
(12)Based on the most recent report on Schedule 13G filed with the SEC. The address of this stockholder is Two North Riverside Plaza, Chicago, Illinois 60606.
(13)All directors and executive officers as a group is calculated to include all shares owned by The KB Mezzanine Fund L.P. and CBCI.


     APPROVAL OF AMENDMENT TO THE 1993 OUTSIDE DIRECTORS STOCK OPTION PLAN
                                  (PROPOSAL 3)

BACKGROUND

   The Board of Directors is proposing for stockholder approval at the Annual Meeting amendments to the 1993 Plan which would provide (i) for the grant of options to purchase Common Stock to non- employee directors of the Company
("Outside   Directors")   in  lieu  of  cash   retainer   fees  and,  (ii)  vest
administration of the 1993 Plan in the Board of Directors rather than a committee thereof. and (iii) increase the number of shares of Common Stock issuable thereunder from 130,000 to 200,000.

   The 1993 Plan was originally approved by stockholders at the Company's 1993 Annual Meeting. Stockholders approved an amendment to the 1993 Plan at the 1995 Annual Meeting which increased the number of shares of Common Stock issuable thereunder. The proposed amendments would not increase the total number of shares of Common Stock issuable under the 1993 Plan.

   The purpose of the 1993 Plan is to encourage stock ownership by each Outside Director, so that each such Outside Director may acquire a proprietary interest in the success of the Company, and is intended to provide an incentive for maximum effort in the successful operation of the Company, to attract Outside

Directors to the Company and to encourage Outside Directors to remain directors of the Company. The Board of Directors determined that the proposed amendments are consistent with and will serve to further those goals.

   Grants of stock options under the 1993 Plan have been, and will continue to be, automatic and not subject to the discretion of the Board or any committee. Under the 1993 Plan, as proposed to be amended, in addition to the automatic grant of stock options currently made thereunder (the terms of which are fixed entirely by the 1993 Plan), each Outside Director eligible to receive retainer fees in accordance with such criteria as may be established from time to time by the Board, would receive options to purchase Common Stock, the terms of which would be based, in part, on retainer fee amounts, which are subject to change by the Board. As of the date hereof, a total of 73,000 shares of Common Stock remain available for the grant of stock options under the 1993 Plan, the proposed amendment would increase this amount by 70,000 shares.

   Reference is made to Exhibit A to this Proxy Statement for the complete text of the 1993 Plan, as proposed to be amended. A summary description of the 1993 Plan, as proposed to be amended, follows.

   If a quorum is present, in order to approve the proposal to amend the 1993 Plan, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such matter must vote in favor of approval. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1993 PLAN (PROPOSAL 3).

DESCRIPTION OF THE 1993 PLAN

   Administration. The 1993 Plan, as it is proposed to be amended, will be administered by the Board of Directors. As described below, the 1993 Plan sets forth the amount and price of shares of Common Stock subject to stock options issued thereunder, as well as the timing of grants, periods of exercisability and termination provisions. Subject to the terms of the 1993 Plan, the Board will have authority to prescribe rules and regulations for administering the 1993 Plan and to decide questions of interpretation or application of any provision of the 1993 Plan.

   Available Shares. Under the 1993 Plan, as it is proposed to be amended, up to 200,000 shares of Common Stock may be issued upon the exercise of options granted thereunder, subject to adjustment to reflect any stock dividend, recapitalization or other similar change in capitalization. If an option expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such option will again be available for issuance under the 1993 Plan. As of the date hereof, options covering a total of 57,000 shares of Common Stock have been granted under the 1993 Plan.

   Grant and Exercise of Options. The 1993 Plan provides that each Outside Director will receive an option to purchase 2,000 shares of Common Stock on the date of each annual meeting of stockholders, assuming the continued service of such person as an Outside Director at that time. Each additional Outside Director, if any, will receive an option to purchase 5,000 shares of Common Stock on the date at which such person first begins to serve as such and will thereafter receive additional options as described above. Each option granted under the 1993 Plan and described in this paragraph will expire on the tenth anniversary of its date of grant, have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, become exercisable in equal amounts on the first three anniversaries of the date of grant and in the event of (i) the dissolution or liquidation of the Company or
(ii) under certain circumstances, the reorganization, merger or consolidation of the Company, will become exercisable in full. This acceleration provision could increase the cost to a potential acquiror of the Company and, therefore, could affect the willingness of an acquiror to propose such a transaction with the Company.

   The 1993 Plan, as it is proposed to be amended, will provide that each Outside Director (including any who serve as consultants to the Company), in addition to the stock options described in the preceding paragraph, will receive an option to purchase that number of shares of Common Stock determined by dividing the amount of the retainer fee for Outside Directors (as set from time to time by the Board) by one-half of the fair market value of a share of Common Stock on the date of grant, be exercisable in full on and after such date and expire on the tenth anniversary thereof. The stock options described in this paragraph will be paid in lieu of cash retainer fees.

   For purposes of the 1993 Plan, the fair market value of a share of Common Stock on a given day is deemed to be the average of the high and low transaction prices of a share of Common Stock as reported by The Nasdaq Stock Market for that day. The option price per share and number of shares subject to outstanding options as well as the number of shares subject to the 1993 Plan are subject to adjustment for certain changes in capitalization of the Company. Payment of the purchase price may be made in cash or by delivery of previously owned shares of Common Stock. No option may be granted under the 1993 Plan after the tenth anniversary of stockholder approval of the 1993 Plan.

   Termination of Directorship. If an Outside Director's status as a director terminates by reason of retirement after the completion of three years of service as a director and the attainment of age 65, disability or involuntary termination of directorship, an option held by such Outside Director will become fully exercisable and may thereafter be exercised for a period of three months after the date of such termination, but in no event after the expiration of such option. If an Outside Director's status as such terminates by reason of death, an option held by such Outside Director will become fully exercisable and may thereafter be exercised for a period of one year after the Outside Director's death, but in no event after the expiration of such option. If an Outside Director's status as a director terminates by reason of voluntary termination of directorship, an option held by such Outside Director will be exercisable only to the extent that such option was exercisable on the date of such termination of directorship and may thereafter be exercised for a period of three months after such date, but in no event after the expiration of such option. If an Outside Director's status as a director is terminated for cause, an option held by such director, to the extent not yet effectively exercised, will terminate automatically. If an Outside Director dies during one of the above-mentioned three-month periods, an option held by such Outside Director will be exercisable only to the extent that such option was exercisable on the date of death, but in no event after the expiration of such option.

   Amendment and Termination. The 1993 Plan may be amended or terminated by the Board in any respect, at any time, subject to any required stockholder approval, provided that (i) the 1993 Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, and (ii) the 1993 Plan may not be amended in a manner which would result in the 1993 Plan failing to comply with Rule 16b-3 under the Exchange Act. No amendment may impair the rights of a holder of an outstanding 1993 Plan option without the consent of such holder.

   Federal Income Tax Consequences. The following is a brief overview of the United States federal income tax consequences of participation in the 1993 Plan.

   (a) An Outside Director who is granted options under the 1993 Plan (a "1993 Plan Participant") will not be deemed to have received any taxable income at the time the options are granted and the Company will not be allowed a tax deduction at that time.

   (b) A 1993 Plan Participant who exercises an option will, unless he or she elects otherwise, recognize taxable compensation at the later of (i) the date which is six months after the option was granted (or, if earlier, the date that the restrictions imposed by Section 16(b) of the Exchange Act with respect to the option lapse), and (ii) the date of exercise, in an amount equal to the excess, if any, of the fair market value of a share at such date over the option price, multiplied by the number of shares as to which the option is exercised. A 1993 Plan Participant who exercises an option within six months of the date of grant (or before the time the restrictions imposed by Section 16(b) of the Exchange Act with respect to the option lapse), may elect, by filing such election with the Internal Revenue Service within 30 days after the date of exercise of such option, to recognize income at the time of exercise (rather than the time the restriction imposed by Section 16(b) of the Exchange Act with respect to the option lapse).

   (c) The Company will be entitled to a tax deduction in an amount equal to the taxable compensation recognized by a 1993 Plan Participant.

   The foregoing is only a summary of the applicable federal income tax laws and should not be relied upon as being a complete statement. Further, the income tax laws may change after the date of this Proxy Statement.

NEW PLAN BENEFITS

   There were seven Outside Directors during Fiscal 1996. Of such seven Outside Directors, all but Mr. Matthews, who is paid consulting fees by the Company, received retainer fees. During Fiscal 1996 each Outside Director, including Mr. Matthews, received an option pursuant to the 1993 Plan with respect to 2,000 shares of Common Stock at an exercise price of $9.13 per share. If the proposed amendments to the 1993 Plan had been in effect during Fiscal 1996, each Outside Director, including Mr. Matthews, would have also received an option with respect to 2,193 shares of Common Stock with an exercise price of $4.56 per share and no Outside Director would have received cash retainer fees.

   Assuming that the nominees named in Proposals 1 and 2 are elected at the Annual Meeting, there will be seven Outside Directors following the Annual Meeting, each of whom will be entitled to receive an option pursuant to the 1993 Plan with respect to 2,000 shares of Common Stock and an exercise price per share equal to the then current fair market value of a share of Common Stock. The Board has determined that if the amendments to the 1993 Plan are approved by stockholders, the annual retainer fee will be raised to $10,000. Assuming that the fair market value of a share of Common Stock is $7.00, each Outside Director, including Mr. Matthews, will receive an option with respect to 2,857 shares of Common Stock and an exercise price of $3.50 per share and no Outside Director will receive cash retainer fees during the current fiscal year. On September 27, 1996, the closing price per share of Common Stock as reported by The Nasdaq Stock Market was $7.00.

        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROPOSAL 4)

   The Board of Directors has appointed Price Waterhouse LLP as independent public accountants of the Company for the fiscal year ending June 28, 1997. Price Waterhouse LLP has audited the Company's financial statements beginning with the Company's 1991 fiscal year. A representative of Price Waterhouse LLP is expected to be at the Annual Meeting and will be available to respond to appropriate questions. Price Waterhouse LLP will also have the opportunity to make a statement at the meeting if they desire to do so.

   If a quorum is present, in order to approve the proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal. If the proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants is not approved, the Board will reconsider whether to retain such firm.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS (PROPOSAL
4).

                            STOCKHOLDER PROPOSALS

   Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than June 12, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC. The Company's By-laws set forth additional requirements and procedures regarding the submission by stockholders of matters for consideration at an annual meeting of stockholders.

                  SECTION 16 BENEFICIAL OWNERSHIP COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons, the Company believes that during Fiscal 1996 its Reporting Persons complied with all filing requirements applicable to them.

                        ANNUAL REPORT TO STOCKHOLDERS

   The Company's Annual Report to Stockholders for the fiscal year ended June 29, 1996 accompanies this Proxy Statement.

   A COPY, WITHOUT EXHIBITS, OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER SUBMITTING A WRITTEN REQUEST FOR SUCH REPORT TO THE COMPANY'S SECRETARY, HOWARD A. KOSICK, AT BELL SPORTS CORP., 15170 N. HAYDEN RD., SUITE 1, SCOTTSDALE, ARIZONA 85260.

                                OTHER BUSINESS

   The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

October 10, 1996
                                        By Order of the Board of Directors

                                        HOWARD A. KOSICK
                                        Executive Vice President,
                                        Chief Financial Officer,
                                        Secretary and Treasurer

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
                                                                       EXHIBIT A
                             RESTATED AND AMENDED
                              BELL SPORTS CORP.
                   1993 OUTSIDE DIRECTORS STOCK OPTION PLAN

                              ARTICLE I. Purpose

   The purpose of this 1993 Outside Directors Stock Option Plan (the "Plan") is to encourage stock ownership by each Outside Director (as defined herein) of Bell Sports Corp., a Delaware corporation (the "Corporation"), so that such Outside Director may acquire a proprietary interest in the success of the Corporation. The Plan is intended to provide an incentive for maximum effort in the successful operation of the Corporation, to attract Outside Directors to the Corporation and to encourage Outside Directors to remain directors of the Corporation. The term Outside Director refers to each member of the
Corporation's Board of Directors (the "Board") who is not an employee of the Corporation or any of its subsidiaries.

                           ARTICLE II. Eligibility

   Each Outside Director shall be granted options ("Plan Options") to purchase shares of the Corporation's Common Stock, par value $.01 ("Common Stock"), in accordance with the terms hereof. Plan Options are not intended to constitute "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision.

            ARTICLE III. Common Stock To Be Issued Under The Plan

   Subject to adjustment as provided herein, the aggregate number of shares of Common Stock that may be issued upon the exercise of Plan Options shall not exceed 200,000. Shares of Common Stock to be delivered under the Plan shall be authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. In the event that any outstanding Plan Option expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Plan Option may again be covered by an option granted under the Plan.

                          ARTICLE IV. Administration

   The Plan shall be administered by the Board. Subject to the terms of the Plan, the Board may establish rules and regulations for the administration of the Plan and interpret the Plan, including any Plan Options. All such rules, regulations and interpretations relating to the Plan adopted by the Board shall be conclusive and binding on all parties.

                      ARTICLE V. Grants of Plan Options

   On November 17, 1993, each person serving as an Outside Director immediately after the adjournment of the Corporation's 1993 Annual Meeting of Stockholders (or, if later, on the date on which a person is first elected or begins to serve as an Outside Director), shall be granted a Plan Option (an "Initial Option") to purchase 5,000 shares of Common Stock.

   On the date of the Corporation's annual meeting of stockholders next succeeding the date on which an Outside Director receives an Initial Option and, thereafter, on the date of each succeeding annual meeting of stockholders of the Corporation, such Outside Director, if re-elected to the Board as an Outside Director at such meeting or if continuing in office as an Outside Director after such meeting, shall be granted a Plan Option (a "Subsequent Option") to purchase 2,000 shares of Common Stock.

   Each Outside Director eligible to receive a retainer fee (the "Retainer Fee") in accordance with such criteria as may be established from time to time by the Board, or a duly authorized committee of the Board, on the date the Retainer Fee is to be paid, shall be granted a Plan Option (a "Retainer Fee Option") to purchase that number of whole shares of Common Stock determined by rounding up to the nearest whole number, that number determined by dividing the amount of the Retainer Fee payable to such Outside Director on such date by one-half of the Fair Market Value (as defined in Article VII) of a share of Common Stock on such date. Retainer Fee Options shall be in lieu of the payment of cash retainer fees.

   Each Plan Option shall be evidenced by a written agreement (an "Agreement") between the Corporation and the optionee and, upon execution by the Corporation and the optionee and delivery of the Agreement to the Corporation, such Plan Option shall be effective as of its date of grant.

                     ARTICLE VI. Period of Exercisability

   No Plan Option shall be exercisable after the expiration of ten years from its date of grant. Except as otherwise provided herein, no Initial Option or Subsequent Option shall be exercisable during the first year following its date of grant. Thereafter, such Initial Option or Subsequent Option may be exercised:
(i) on or after the first anniversary of the date of grant, for up to one-third of the total shares of Common Stock covered thereby, (ii) on or after the second anniversary of the date of grant, for up to an additional one-third (two-thirds on a cumulative basis) of the total shares of Common Stock covered thereby or
(iii) on or after the third anniversary of the date of grant, for all of the shares of Common Stock covered thereby. Each Retainer Fee Option shall be exercisable in full on and after its date of grant. An exercisable Plan Option, or a portion thereof, may be exercised only with respect to whole shares of Common Stock.

                         ARTICLE VII. Purchase Price

   The per share purchase price (the "Purchase Price") of shares of Common Stock covered by an Initial Option or a Subsequent Option shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of such option. The purchase price per share of Common Stock covered by a Retainer Fee Option shall be equal to one-half of the Fair Market Value of a share of Common Stock on the date of grant of such option. The Fair Market Value of a share of Common Stock on a date shall mean the average of the high and low transaction prices of a share of Common Stock as reported by The Nasdaq Stock Market on such date or, if the Common Stock does not trade on The Nasdaq Stock Market, the average of the high and low transaction prices of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

                    ARTICLE VIII. Exercise of Plan Options

   A Plan Option may be exercised (i) by giving written notice to the Secretary of the Corporation specifying the number of whole shares of Common Stock to be purchased and accompanied by payment of the Purchase Price therefor in full (or arrangement made for such payment to the satisfaction of the Corporation) either
(A) in cash, (B) in previously owned whole shares of Common Stock (for which the optionee has good title free and clear of all liens and encumbrances) having a Fair Market Value determined as of the date of exercise, (C) a combination of
(A) and (B), or (D) in cash by a broker-dealer to whom the optionee has submitted an irrevocable notice of exercise and (ii) by executing such documents as the Corporation may reasonably request. No shares of Common Stock shall be issued until the full Purchase Price therefor has been paid.

   The Corporation shall not be required to issue or deliver any certificate for shares of Common Stock purchased upon the exercise of all or any part of a Plan Option before (i) such shares are approved for inclusion on The Nasdaq Stock Market or, if applicable, such shares are admitted for listing on any stock exchange on which the Common Stock may then be listed, and (ii) completion of any registration or other qualification of such shares under any state or federal law, or ruling or regulation of any governmental regulatory body that the Board shall, in its sole discretion, determine is necessary or advisable.

   An optionee shall have no rights as a stockholder with respect to any shares of Common Stock covered by a Plan Option until such optionee becomes a holder of record with respect to such shares of Common Stock and no adjustment shall be made for dividends or distributions or other rights prior thereto, except as provided in Article XI hereof.

                   ARTICLE IX. Termination of Directorship

   No Plan Option may be exercised after the termination of the optionee as a director of the Corporation (a "Termination"), except as hereinafter provided:

      (a) Retirement. Each Plan Option may be exercised within three (3) months after the Retirement (as defined herein) of the optionee, but in no event after the expiration of such Plan Option, and such Plan Option shall be exercisable for all of the shares of Common Stock covered thereby. For the purposes of the Plan, the term "Retirement" shall mean the retirement of the optionee as a director of the Corporation after such optionee shall have attained the age of sixty-five (65) and completed three (3) years of service as a director of the Corporation.

      (b) Disability. Each Plan Option may be exercised within three (3) months after the Termination of the optionee by reason of the Disability (as defined herein) of the optionee, but in no event after the expiration of such Plan Option, and such Plan Option shall be exercisable for all of the shares of Common Stock covered thereby. For the purposes of the Plan, an optionee shall be deemed to have incurred a "Disability" if the Corporation determines that the optionee is totally and permanently prevented, as a result of physical or mental infirmity, injury or disease, either occupational or nonoccupational in cause, from continuing as a director of the Corporation (provided, however, that disability here under shall not include any disability incurred or resulting from the optionee's having engaged in a criminal act or enterprise, or any disability consisting of or resulting from the optionee's chronic alcoholism, addiction to narcotics or an intentionally self-inflicted injury).

      (c) Death.

         (1) If an optionee shall die while a director of the Corporation, each Plan Option granted to such deceased optionee shall be exercisable within one (1) year after the date of the optionee's death, but in no event after the expiration of such Plan Option, and such Plan Option shall be exercisable for all of the shares of Common Stock covered thereby.

         (2) If an optionee shall die within three (3) months after Termination, each Plan Option granted to such deceased optionee shall be exercisable within one (1) year after the date of the optionee's death, but in no event after the expiration of such Plan Option, and each Plan Option shall be exercisable for such number of shares of Common Stock, if any, as are purchasable immediately prior to the optionee's death.

         (3) The legal representative, if any, of such deceased optionee's estate, otherwise the appropriate legatees or distributees of such deceased optionee's estate, may exercise the Plan Options granted to such deceased optionee.

      (d) Involuntary Termination. Each Plan Option may be exercised within three (3) months after the Involuntary Termination (as hereinafter defined) of the optionee, but in no event after the expiration of such Plan Option, and such Plan Option shall be exercisable for all of the shares of Common Stock covered thereby. For purposes of the Plan, the term "Involuntary Termination" shall mean any Termination by reason of resignation after request by the Corporation or other involuntary termination of the optionee's directorship by action of the Corporation other than a Termination constituting a Termination for Cause under subparagraph (f) of this Article IX.

      (e) Voluntary Termination.  Each Plan Option may be exercised within three
   (3) months after a Voluntary Termination (as hereinafter defined) of the optionee, but in no event after the expiration of such Plan Option, and such Plan Option may not be exercised for more than the number of shares of Common Stock covered thereby, if any, as to which such Plan Option was exercisable by the optionee immediately prior to such Termination. For the purposes of the Plan, "Voluntary Termination" shall mean any Termination by reason of the optionee's resignation or other voluntarily departure from the Board other than (i) an Involuntary Termination, (ii) Retirement, (iii) termination by reason of Disability, or (iv) a Termination constituting a Termination for Cause under subparagraph (f) of this Article IX.

      (f) Termination for Cause. Anything contained herein to the contrary notwithstanding, if Termination is a result of or caused by (i) the optionee's fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or a subsidiary of the Corporation, or (iii) disclosure by the optionee of confidential information of the Corporation or a subsidiary, then each Plan Option and any and all rights granted to such optionee thereunder, to the extent not yet effectively exercised, shall become null and void effective as of the date of the occurrence of the event which results in the optionee's Termination and any purported exercise of such Plan Option by or on behalf of said optionee on or following such date shall be of no effect.

                     ARTICLE X. Transfer of Plan Options

   No Plan Option shall be transferable other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian, legal representative or similar person. Except as permitted by the preceding sentence, no Plan Option shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Plan Option, such Plan Option and all rights thereunder shall immediately become null and void.

            ARTICLE XI. Adjustments for Changes in Capitalization

   In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a cash dividend, (i) the number and class of securities available under the Plan, (ii) the number, Purchase Price and class of securities subject to each outstanding Plan Option, and (iii) the number and kind of securities subject to each Plan Option to be granted to Outside Directors pursuant to Article V hereof shall be appropriately adjusted by the Board, such adjustments to be made in the case of outstanding Plan Options without a change in the aggregate Purchase Price for the securities covered thereby.

   The grant of a Plan Option shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

                 ARTICLE XII. Acceleration of Exercisability

   Upon the approval by the stockholders of the Corporation of a reorganization, merger, consolidation, dissolution or liquidation of the Corporation, each outstanding Plan Option, other than a Plan Option with a period of exercisability modified pursuant to subparagraphs (e) or (f) of Article IX hereof, shall immediately become exercisable for all of the shares of Common Stock covered thereby. The foregoing sentence shall not apply to any reorganization, merger or consolidation of the Corporation where immediately after such reorganization, merger or consolidation at least 66 2/3 % of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation.

                        ARTICLE XIII. Plan Amendments

   The Plan may be amended or terminated by the Board in any respect, at any time, subject to any required stockholder approval, provided that (i) the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder, and (ii) the Plan shall not be amended in a manner which would result in the Plan failing to comply with Rule 16b-3 under the Exchange Act. No amendment may impair the rights of a holder of an outstanding Plan Option without the consent of such holder.

                 ARTICLE XIV. Effective Date and Term of Plan

   The Plan shall be submitted to the stockholders of the Corporation for approval and, if approved, shall become effective as of the date of such approval. The Plan shall terminate ten years after its effective date unless terminated prior thereto by action of the Board. No Plan Option shall be granted after termination of the Plan, but termination of the Plan shall not affect the rights of any optionee under any Plan Option granted prior to such termination.

                                BELL SPORTS CORP.

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 21, 1996

                      THE MARRIOTT MOUNTAIN SHADOWS RESORT
                              5641 E. LINCOLN DRIVE
                               SCOTTSDALE, ARIZONA
                                 (602) 948-7111

SKY HARBOR INTERNATIONAL AIRPORT TO THE
MARRIOTT MOUNTAIN SHADOWS RESORT:
(APPROXIMATELY 30 MINUTES)

   Exit Airport using the 44th Street North Exit and proceed North for approximately eight miles. 44th Street North will curve East and turn into McDonald Drive. Continue East on McDonald Drive for approximately one mile and turn North (left) onto 56th Street. Continue on 56th Street for approximately 1/2 mile and turn East (right) onto Lincoln Drive. The entrance to the Marriott Mountain Shadows Resort will be on the immediate south (right) side of the road.

                                  [MAP OF AREA]

PROXY                                                                      PROXY
                                BELL SPORTS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 21, 1996

         The undersigned stockholder of Bell Sports Corp. (the "Company") does hereby acknowledge receipt of Notice of said Annual Meeting and the accompanying Proxy Statement and does hereby constitute and appoint Terry G. Lee and Howard
A. Kosick, or either of them, with full power of substitution, to vote all shares of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 21, 1996 at 10:00 a.m., local time at the Marriott Mountain Shadows Resort, 5641 E. Lincoln Drive, Scottsdale, Arizona 85253, and at any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for the three nominees listed in Proposal 1 and the one nominee listed in Proposal 2 and for each of Proposals 3 and 4. If other business is presented at said Annual Meeting, this Proxy will be voted on those matters, in accordance with the best judgment of the named proxies.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                                BELL SPORTS CORP.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

[                                                                              ]

The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1 and 2 and "FOR" each of Proposals 3 and 4.

         Election of Directors-
1.       Nominees:   Frederick W. Winter, Kenneth K. Harkness and Harry H. Manko

                                                                FOR ALL(Except
                                                                Nominee(s)
         FOR                      WITHHOLD                      written below
         / /                        / /                            / /

         _______________________________________________________________________

2.       Nominee:    Arnold L. Charkin
                                                                FOR ALL(Except
                                                                Nominee(s)
         FOR                      WITHHOLD                      written below
         / /                        / /                            / /

         _______________________________________________________________________

3. To approve an amendment to the Restated and Amended Bell Sports Corp. 1993 Outside Directors Stock Option Plan providing for the payment of retainer fees in stock options in lieu of cash and to increase the number of shares issuable thereunder.

                  FOR                   AGAINST                  ABSTAIN
                  / /                     / /                       / /

4. To ratify the appointment of Price Waterhouse as independent public accountants for the Company for its fiscal year ending June 29, 1997.

                 FOR                   AGAINST                  ABSTAIN
                  / /                     / /                       / /

This proxy shall be voted in accordance with the instructions given and, in the absence of such instructions, shall be voted for the nominees listed and in favor of proposals 2, 3, and 4. If other business if presented at said Annual Meeting, this proxy shall be voted on those matters in accordance with the best judgment of the named proxies.

                                       Dated:_____________________________, 1996

Signatures(s)___________________________________________________________________

________________________________________________________________________________

When signing the proxy, please take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.